Exhibit 99.01
Eastman Announces Second-Quarter 2026 Financial Results

KINGSPORT, Tenn., July 30, 2026 – Eastman Chemical Company (NYSE:EMN) announced its second-quarter 2026 financial results.

•Delivered strong sequential EPS growth and solid cash flow in a dynamic environment through commercial and operational excellence
•Drove a 350-basis-point sequential adjusted EBIT margin improvement through 8% higher sales volume/mix and disciplined price-cost management in Advanced Materials and Additives & Functional Products and spread expansion in Chemical Intermediates
•Continued to leverage our significant and advantaged integrated U.S.-based assets to be a reliable supplier to our customers amid an uncertain global environment
•Building strategic momentum in the circular platform, doubled revenue in the first half of the year and continued great operational performance
•Made substantial progress toward delivering $125 million to $150 million of cost savings, net of inflation
•Remained focused on delivering solid operating cash flow and expect to release working capital in the second half of 2026

(In millions, except per share amounts; unaudited)	2Q2026	2Q2025
Sales revenue	$2,513	$2,287
Earnings before interest and taxes ("EBIT")	311	222
Adjusted EBIT*	320	275
Earnings per diluted share	1.59	1.20
Adjusted earnings per diluted share*	1.97	1.60
Net cash provided by operating activities	224	233

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, and 6.

"The Eastman team delivered a strong second quarter despite continued dynamic macroeconomic conditions," said Mark Costa, Board Chair and CEO. "Sales revenue increased 15 percent sequentially driven by strong volume growth across the company and disciplined price-cost management in our specialty businesses. We also delivered strong spread expansion and volume/mix improvement in Chemical Intermediates. These actions resulted in a 350-basis-point sequential increase in our EBIT margin. We also continued to successfully manage the impact of the conflict in the Middle East and secured supply of key raw materials to help customers navigate the uncertainty. Additionally, we built momentum with the commercial ramp up of the Kingsport methanolysis facility and are making progress on a capital-efficient set of options to serve the packaging market."

Corporate Results 2Q 2026 versus 2Q 2025

Sales revenue increased 10 percent primarily due to 5 percent higher sales volume/mix and 4 percent higher selling prices.

Higher sales volume/mix in Advanced Materials and Chemical Intermediates was partially offset by Fibers. Higher selling prices in Chemical Intermediates were primarily driven by tightening market conditions due to the ongoing Middle East conflict. Higher selling prices in specialty businesses offset higher raw material and distribution costs.

EBIT increased due to favorable price-cost, the benefit from cost-reduction initiatives, favorable foreign currency exchange rates and higher sales volume/mix. These factors were partially offset by higher variable compensation expense, higher planned maintenance expense and unfavorable asset utilization.

Segment Results 2Q 2026 versus 2Q 2025

Advanced Materials – Sales revenue increased 5 percent due to 4 percent higher sales volume/mix and 1 percent favorable foreign currency exchange rates.

Higher sales volume/mix was driven by growth across the segment. Price-cost was stable as increases in specialty plastics to mitigate higher raw material and distribution costs were offset by modestly lower price-cost in advanced interlayers.

EBIT decreased as higher sales volume/mix, favorable foreign currency exchange rates and cost reduction initiatives were more than offset by lower asset utilization and higher variable compensation expense.

Additives & Functional Products – Sales revenue increased 5 percent primarily due to 4 percent higher selling prices. Higher selling prices were primarily driven by cost-pass-through contracts.

EBIT was relatively unchanged as improved price-cost, favorable foreign currency exchange rates and cost reduction initiatives were offset by higher planned maintenance expense.

Fibers – Sales revenue decreased 11 percent primarily due to 10 percent lower sales volume/mix and 2 percent lower selling prices.

Lower sales volume/mix was driven by customer buying patterns to continue with inventory destocking in acetate tow and continued weakness in the textiles end market relative to tariff-driven volume strength last year.

EBIT decreased due to lower sales volume/mix, modestly lower acetate tow contract pricing, higher operating costs including lower asset utilization, and elevated costs associated with logistics to serve customers in connection with the Middle East conflict. These were partially offset by the benefit of cost reduction initiatives.

Chemical Intermediates – Sales revenue increased by 39 percent primarily due to 24 percent higher sales volume/mix and 14 percent higher selling prices.

Higher sales volume/mix and selling prices, particularly for olefin and derivative products, were driven by increased volume availability compared to the prior year period and supply disruptions.

EBIT increased due to higher spreads, improved volume/mix and cost-reduction initiatives.

Cash Flow

In second quarter 2026, cash provided by operating activities was $224 million versus $233 million in second quarter 2025. The company returned $96 million to stockholders through dividends. See Table 5. Priorities for uses of available cash for 2026 include payment of the quarterly dividend, capital expenditures, and share repurchases while maintaining our solid investment-grade balance sheet.

2026 Outlook

Commenting on the outlook for full-year 2026, Costa said: "Our team has demonstrated agility in the first half and is focused on building on the momentum and solid results delivered in the first half of 2026, despite the constantly changing impact of the Middle East conflict and continued weak demand in key discretionary end markets. We remain focused on driving growth through innovation, which is expected to be the primary driver of our specialty growth for the year. A key contributor to our innovation-driven growth is our Kingsport methanolysis facility, which continues to build strategic momentum. We also delivered solid growth through our innovation across weak discretionary end markets. We continue to see modest growth across stable end markets. Our commercial teams demonstrated excellence in successfully implementing price increases in our specialties to offset higher raw material and distribution costs and expect a modest tailwind from these actions in the back half. In our Chemical Intermediates segment, we have benefited from significant spread expansion due to the impact on supply chains of the Middle East conflict and substantially more volume to sell this year. We also remain on track to reduce costs between $125 million and $150 million, net of inflation, and are maintaining disciplined capital expenditures by spending approximately $400 million this year. When putting all of these factors together, we remain confident we can significantly improve earnings in 2026 versus 2025. On cash, the inflationary environment is putting pressure on accounts receivable. As a result, we now expect operating cash flow to approach $900 million, which is modestly below our previous expectation of approaching 2025 levels.

"Looking specifically at the sequential third-quarter 2026 outlook, we start with Advanced Materials, where we expect EBIT to be higher driven by improved price-cost and improved asset utilization. We also expect higher earnings in Fibers as acetate tow volume increases, with customers increasing purchases to meet their annual contracts. Additives & Functional Products earnings are expected to decline modestly due to seasonally lower volume, particularly in the agriculture market. Chemical Intermediates earnings are expected to modestly decline as the impact of supply chain disruptions lessens. When putting these factors together, we project third-quarter adjusted EPS to approach second-quarter 2026 EPS of $1.97."

The third-quarter 2026 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other post-retirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

The information in this release and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, sales, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, dividends, share repurchases or other financial items, supply and demand, capacity and utilization, growth opportunities, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans. Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and as updated in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Financial Measures (Non-GAAP)

In addition to the financial information presented in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release includes the following non-GAAP financial measures: adjusted EBIT, adjusted EBIT margin, and adjusted earnings per diluted share. We define adjusted EBIT as the GAAP measure EBIT adjusted for non-core, unusual, or non-recurring items. Adjusted earnings per diluted share is defined as the GAAP measure earnings per diluted share adjusted for non-core, unusual, or non-recurring items. Adjusted EBIT margin is defined as adjusted EBIT divided by the GAAP measure sales revenue in the Company's Unaudited Consolidated Statement of Earnings, Comprehensive Income and Retained Earnings for the same periods. See the reconciliation tables presented in this release for a detailed reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure.

We believe that in addition to our results determined in accordance with GAAP, these non-GAAP financial measures provide useful information to both management and investors in measuring our financial performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP measures. These non-GAAP financial measures provide supplemental information regarding our operating performance that excludes certain gains, losses and non-cash charges that occur relatively infrequently and/or that we consider to be unrelated to our core operations. Non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Other companies in our industry may calculate these measures differently, which may limit their usefulness as comparative measures.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on July 31, 2026, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 4:15 p.m. ET on July 30, 2026. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 385739. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously beginning at approximately 1:00 p.m. Eastern Time, July 31, through 11:59 p.m. Eastern Time, August 10, 2026, Toll Free at +1 (866) 813-9403, passcode 129897.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive company, Eastman employs approximately 13,000 people around the world and serves customers in more than 100 countries. The company had 2025 revenue of approximately $8.8 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
July 30, 2026

For Eastman Chemical Company Second Quarter and Full Year 2026 Financial Results Release

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2026	2025	2026	2025
Sales	$2,513	$2,287	$4,690	$4,577
Cost of sales (1)	1,953	1,781	3,699	3,504
Gross profit	560	506	991	1,073
Selling, general and administrative expenses	185	157	363	339
Research and development expenses	65	67	125	134
Asset impairments, restructuring, and other charges, net	1	13	10	22
Other components of post-employment (benefit) cost, net	(16)	(2)	(33)	(3)
Other (income) charges, net	14	49	27	57
Earnings before interest and taxes	311	222	499	524
Net interest expense	55	53	107	102
Earnings before income taxes	256	169	392	422
Provision for income taxes	72	29	101	99
Net earnings	184	140	291	323
Less: Net earnings attributable to noncontrolling interest	1	—	1	1
Net earnings attributable to Eastman	$183	$140	$290	$322

Basic earnings per share attributable to Eastman	$1.60	$1.22	$2.54	$2.80
Diluted earnings per share attributable to Eastman	$1.59	$1.20	$2.51	$2.77

Shares (in millions) outstanding at end of period	114.4	114.8	114.4	114.8
Shares (in millions) used for earnings per share calculation
Basic	114.3	115.0	114.2	115.1
Diluted	115.3	116.2	115.2	116.4
(1)First six months 2026 included inventory adjustment charges of $3 million related to the closure of a production line at a German performance films facility in the Advanced Materials ("AM") segment.

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2026	2025	2026	2025
Sales by Segment
Advanced Materials	$817	$777	$1,532	$1,496
Additives & Functional Products	807	769	1,546	1,502
Chemical Intermediates	643	463	1,138	1,008
Fibers	243	274	468	562
Total Sales by Segment	2,510	2,283	4,684	4,568
Other	3	4	6	9
Total Eastman Chemical Company	$2,513	$2,287	$4,690	$4,577

First Quarter
(Dollars in millions, unaudited)	2026
Sales by Segment
Advanced Materials	$715
Additives & Functional Products	739
Chemical Intermediates	495
Fibers	225
Total Sales by Segment	2,174
Other	3
Total Eastman Chemical Company	$2,177

Table 2B – Sales Revenue Change

	Second Quarter 2026 Compared to Second Quarter 2025
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	5%	4%	—%	1%
Additives & Functional Products	5%	—%	4%	1%
Chemical Intermediates	39%	24%	14%	1%
Fibers	(11)%	(10)%	(2)%	1%
Total Eastman Chemical Company	10%	5%	4%	1%

	First Six Months 2026 Compared to First Six Months 2025
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	2%	2%	(2)%	2%
Additives & Functional Products	3%	—%	1%	2%
Chemical Intermediates	13%	10%	2%	1%
Fibers	(17)%	(14)%	(3)%	—%
Total Eastman Chemical Company	2%	—%	—%	2%

	Second Quarter 2026 Compared to First Quarter 2026
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	14%	11%	3%	—%
Additives & Functional Products	9%	4%	5%	—%
Chemical Intermediates	30%	11%	19%	—%
Fibers	8%	8%	—%	—%
Total Eastman Chemical Company	15%	8%	7%	—%

Table 2C – Sales by Customer Location

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2026	2025	2026	2025
Sales by Customer Location
United States and Canada	$1,158	$963	$2,137	$1,983
Europe, Middle East, and Africa	628	610	1,202	1,220
Asia Pacific	578	583	1,078	1,122
Latin America	149	131	273	252
Total Eastman Chemical Company	$2,513	$2,287	$4,690	$4,577

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2026	2025	2026	2025
Advanced Materials
Earnings before interest and taxes	$109	$121	$169	$237
Cost of sales impact from restructuring activities (2)	—	—	3	—
Asset impairments, restructuring, and other charges, net (2)	—	—	6	—
Excluding non-core items	109	121	178	237
Additives & Functional Products
Earnings before interest and taxes	151	153	293	290
Asset impairments, restructuring, and other charges, net	—	—	—	4
Excluding non-core items	151	153	293	294
Chemical Intermediates
Earnings (loss) before interest and taxes	58	(30)	40	(11)
Fibers
Earnings before interest and taxes	36	81	81	169
Other
Loss before interest and taxes	(43)	(103)	(84)	(161)
Asset impairments, restructuring, and other charges net (3)	1	13	4	18
Environmental and other costs (4)	8	40	8	40
Excluding non-core items	(34)	(50)	(72)	(103)

Total Eastman Chemical Company
Earnings before interest and taxes	311	222	499	524
Cost of sales impact from restructuring activities	—	—	3	—
Asset impairments, restructuring, and other charges, net	1	13	10	22
Environmental and other costs	8	40	8	40
Total earnings before interest and taxes excluding non-core items	$320	$275	$520	$586

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$311	$222	$499	$524
Cost of sales impact from restructuring activities	—	—	3	—
Asset impairments, restructuring, and other charges, net	1	13	10	22
Other (income) charges, net	8	40	8	40
Total earnings before interest and taxes excluding non-core items	$320	$275	$520	$586

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2025 for description of second quarter and first six months 2025 non-core items.
(2)First six months 2026 included inventory adjustment charges of $3 million, severance charges of $3 million, and restructuring charges of $3 million related to the closure of a production line at a German performance films facility in the AM segment.
(3)Second quarter and first six months 2026 included severance charges related to corporate cost reduction initiatives reported in "Other."
(4)Second quarter and first six months 2026 included environmental and other costs from previously divested or non-operational sites and product lines, which included associated gains and losses.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

First Quarter
(Dollars in millions, unaudited)	2026
Advanced Materials
Earnings before interest and taxes	$60
Cost of sales impact from restructuring activities	3
Asset impairments, restructuring, and other charges, net	6
Excluding non-core items	69
Additives & Functional Products
Earnings before interest and taxes	142
Chemical Intermediates
Loss before interest and taxes	(18)
Fibers
Earnings before interest and taxes	45
Other
Loss before interest and taxes	(41)
Asset impairments, restructuring, and other charges net	3
Excluding non-core items	(38)

Total Eastman Chemical Company
Earnings before interest and taxes	188
Cost of sales impact from restructuring activities	3
Asset impairments, restructuring, and other charges, net	9
Total earnings before interest and taxes excluding non-core items	$200

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$188
Cost of sales impact from restructuring activities	3
Asset impairments, restructuring, and other charges, net	9
Total earnings before interest and taxes excluding non-core items	$200

(1)For the description of first quarter 2026 non-core items, see Table 3A of the Quarterly Report on Form 8-K for first quarter 2026.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins (1)(2)

	Second Quarter				First Six Months
	2026		2025		2026		2025
(Dollars in millions, unaudited)	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$109	13.3%	$121	15.6%	$178	11.6%	$237	15.8%
Additives & Functional Products	151	18.7%	153	19.9%	293	19.0%	294	19.6%
Chemical Intermediates	58	9.0%	(30)	(6.5)%	40	3.5%	(11)	(1.1)%
Fibers	36	14.8%	81	29.6%	81	17.3%	169	30.1%
Total segment EBIT excluding non-core items	354	14.1%	325	14.2%	592	12.6%	689	15.1%
Other	(34)		(50)		(72)		(103)
Total EBIT excluding non-core items	$320	12.7%	$275	12.0%	$520	11.1%	$586	12.8%

	First Quarter
	2026
(Dollars in millions, unaudited)	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$69	9.7%
Additives & Functional Products	142	19.2%
Chemical Intermediates	(18)	(3.6)%
Fibers	45	20.0%
Total segment EBIT excluding non-core items	238	10.9%
Other	(38)
Total EBIT excluding non-core items	$200	9.2%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Second Quarter 2026
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$311	$256	$72	28%	$183	$1.59
Non-Core or Unusual Items: (1)
Asset impairments, restructuring, and other charges, net	1	1	—		1	0.01
Environmental and other costs	8	8	(1)		9	0.08
Income tax related item (2)	—	—	(8)		8	0.07
Interim adjustment to tax provision (3)	—	—	(26)		26	0.22
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$320	$265	$37	15%	$227	$1.97

	Second Quarter 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$222	$169	$29	17%	$140	$1.20
Non-Core Items: (1)
Asset impairments, restructuring, and other charges, net	13	13	5		8	0.08
Environmental and other costs	40	40	9		31	0.26
Interim adjustment to tax provision (3)	—	—	(7)		7	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$275	$222	$36	16%	$186	$1.60

(1)See Table 3A for description of second quarter 2026 and 2025 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Second quarter 2026 included expense related to a prior tax law change.
(3)The adjusted provision for income taxes for second quarter 2026 and 2025 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

	First Six Months 2026
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$499	$392	$101	26%	$290	$2.51
Non-Core or Unusual Items: (1)
Cost of sales impact from restructuring activities	3	3	1		2	0.02
Asset impairments, restructuring, and other charges, net	10	10	3		7	0.06
Environmental and other costs	8	8	(1)		9	0.08
Income tax related item (2)	—	—	(13)		13	0.11
Interim adjustment to tax provision (3)	—	—	(31)		31	0.28
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$520	$413	$60	15%	$352	$3.06

	First Six Months 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$524	$422	$99	23%	$322	$2.77
Non-Core Items: (1)
Asset impairments, restructuring, and other charges, net	22	22	6		16	0.14
Environmental and other costs	40	40	9		31	0.26
Interim adjustment to tax provision (3)	—	—	(39)		39	0.34
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$586	$484	$75	16%	$408	$3.51
(1)See Table 3A for description of first six months 2026 and 2025 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)First six months 2026 included expense related to a prior tax law change.
(3)The adjusted provision for income taxes for first six months 2026 and 2025 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Quarter 2026
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$188	$136	$29	21%	$107	$0.93
Non-Core or Unusual Items: (1)
Cost of sales impact from restructuring activities	3	3	1		2	0.02
Asset impairments, restructuring, and other charges, net	9	9	3		6	0.05
Income tax related item (2)	—	—	(5)		5	0.04
Interim adjustment to tax provision (3)	—	—	(5)		5	0.05
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$200	$148	$23	15%	$125	$1.09

(1)See Table 3A for description of first quarter 2026 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)First quarter 2026 included expense related to a prior tax law change.
(3)The adjusted provision for income taxes for first quarter 2026 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Six Months (1)
(Unaudited)	2026	2025
Effective tax rate	26%	23%
Discrete tax items (2)	(1)%	(1)%
Tax impact of current year non-core and unusual items (3)	(2)%	4%
Changes in tax contingencies and valuation allowances	—%	(2)%
Forecasted full year impact of expected tax events (4)	(8)%	(8)%
Forecasted full year adjusted effective tax rate	15%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 14.5 percent and 15.5 percent in first six months 2026 and 2025.
(2)"Discrete tax items" are items that are excluded from the Company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. Discrete tax items for first six months 2026 and 2025 are related to share based compensation expense and adjustments to certain prior year tax returns.
(3)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(4)Expected future tax events may include finalization of tax returns; federal, state, and foreign examinations or the expiration of statutes of limitation; and corporate restructurings.

Table 5 – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2026	2025	2026	2025
Operating activities
Net earnings	$184	$140	$291	$323
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	132	127	263	253
Provision (benefit) from deferred income taxes	15	(45)	10	(48)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(147)	(91)	(369)	(183)
(Increase) decrease in inventories	(27)	(11)	(146)	(131)
Increase (decrease) in trade payables	18	(83)	85	(155)
Pension and other postretirement contributions (in excess of) less than expenses	(22)	(3)	(48)	(17)
Variable compensation payments (in excess of) less than expenses	71	23	22	(86)
Other items, net	—	176	(21)	110
Net cash provided by operating activities	224	233	87	66
Investing activities
Additions to properties and equipment	(100)	(150)	(203)	(297)
Government incentives	—	3	3	14
Other items, net	1	—	(3)	5
Net cash used in investing activities	(99)	(147)	(203)	(278)
Financing activities
Net increase in commercial paper and other borrowings	—	59	—	344
Proceeds from borrowings	—	—	594	246
Repayment of borrowings	—	—	(150)	(550)
Dividends paid to stockholders	(96)	(95)	(192)	(191)
Treasury stock purchases	—	(50)	—	(50)
Other items, net	(4)	(4)	(11)	(13)
Net cash (used in) provided by financing activities	(100)	(90)	241	(214)
Effect of exchange rate changes on cash and cash equivalents	1	9	—	12
Net change in cash and cash equivalents	26	5	125	(414)
Cash and cash equivalents at beginning of period	665	418	566	837
Cash and cash equivalents at end of period	$691	$423	$691	$423

Table 6 – Total Borrowings to Net Debt Reconciliations

	June 30,	December 31,
(Dollars in millions, unaudited)	2026	2025
Total borrowings	$5,217	$4,787
Less: Cash and cash equivalents	691	566
Net debt (1)	$4,526	$4,221
(1)Included a non-cash decrease of $17 million in 2026 and a non-cash increase of $68 million in 2025 resulting from foreign currency exchange rates.